UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PIONEER FLOATING RATE TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Roger P. Joseph, Esq. Toby R. Serkin, Esq. Morgan, Lewis & Bockius LLP One Federal Street Boston MA 02110 (617) 341-7700	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-3000

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Pioneer Floating Rate Trust, a Delaware statutory trust (the “Fund”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Fund’s solicitation of proxies from its shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders and at any and all adjournments, postponements, continuations, and reschedulings thereof (the “2020 Annual Meeting”). In connection with its 2020 Annual Meeting, the Fund filed a definitive proxy statement and a definitive form of WHITE proxy card with the SEC on August 3, 2020.

Investor Presentation First Made Available on August 27, 2020

Attached hereto is a an investor presentation that the Fund is making available, beginning on August 27, 2020, to shareholders with respect to the 2020 Annual Meeting. As previously disclosed, Saba Capital Management, L.P. (“Saba”) is waging a proxy contest at the 2020 Annual Meeting to elect three candidates to the Fund’s Board of Trustees (the “Board”) at the 2020 Annual Meeting in opposition to the three highly qualified and very experienced nominees recommended by the Board, all of whom are current members of the Board. Saba has also disclosed that it also intends to present a shareholder proposal at the 2020 Annual Meeting to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc. The Board unanimously recommends that the Fund’s shareholders vote on the WHITE proxy card “FOR ALL” of the Board’s nominees and “AGAINST” Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc. The Fund’s investor presentation is being filed herewith because it may be deemed to be solicitation material in connection with the Fund’s solicitation of proxies to be used at the 2020 Annual Meeting. From time to time prior to the 2020 Annual Meeting, the Fund may use the attached investor presentation or portions thereof in various meetings with investors and/or proxy advisory firms in connection with the solicitation of proxies from the Fund’s shareholders.

Important Additional Information And Where To Find It

The Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company are deemed participants in the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the 2020 Annual Meeting of Shareholders. On August 3, 2020, the Fund filed a definitive proxy statement and an accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders. Information regarding the names of the Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company and their respective direct or indirect interests in the Fund by security holdings or otherwise can be found in such such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY THE FUND WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by the Fund with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Fund’s website at https://www.amundipioneer.com/us, by writing to the Fund’s Secretary at Pioneer Floating Rate Trust, 60 State Street, Boston, Massachusetts 02109, by contacting the Fund’s investor relations department at 800.859.8508, or by contacting the Fund’s proxy solicitor, Okapi Partners LLC, toll free at 877.566.1922.

Pioneer Floating Rate Trust (PHD) Investor Presentation August 2020

Pioneer Floating Rate Trust (“PHD”) maintains its primary objective of providing a high level of current income. The Fund: Continues to achieve this primary objective. Generates income competitive with its closed-end fund (CEF) peers. Traded at a 9.10% discount to its Net Asset Value (NAV) as of July 31, 2020 tighter than its CEF peers. Management: The PHD investment team has utilized a balanced approach to income generation, seeking to maximize dividends while protecting against capital erosion to ensure long-term dividend stability. The PHD investment team follows a disciplined investment approach that seeks higher quality loans (avoiding riskier segments of the market) while delivering competitive income and performance consistent with the peer group. Presents and reports investment performance to an independent board of trustees. Executive Summary We have taken and will maintain a proactive approach to managing leverage and dividends to help assure PHD’s competitive position in the secondary market.

Agenda Fund Overview Fund Performance Fund Discount Considerations Saba’s Proxy Contest Against the Fund Summary

01 Fund Overview

The Fund's primary investment objective is to provide its common shareholders with a high level of current income. As a secondary investment objective, the Fund may seek preservation of capital to the extent consistent with its primary investment objective. There can be no assurance that the Fund will achieve its investment objectives. Pioneer Floating Rate Trust Investment Objective Prospectus language

Leveraged Loan & High Yield Team Resources An experienced team benefiting from the extensive resources of Amundi, a global top ten asset manager with $1.6 trillion in AUM (as of June 30, 2020) Christine Todd Head of Fixed Income, US Kenneth Taubes Chief Investment Officer, US   US Credit Research 15 Credit Analysts averaging 20 years investment experience US /Global High Yield A. Feltus K. Monaghan M. Shulkin European Leveraged Loans and High Yield 4 Portfolio Managers 21 Analysts Members of the US Investment Committee Dedicated to US Leveraged Loans Additional resources Legal C. Kelley Compliance J. Malone Risk C. Railliet Support teams Jonathan Sharkey Portfolio Manager Timothy Cassidy Senior Credit Analyst Fionn Leahy Investment Associate Tim Dowling Client Portfolio Manager Phil Colburn Trader Josiely Hermida Trader Edward Doyle Trader Floating Rate Loan firm wide AUM as of June 30, 2020: $1.8 billion US Leveraged Loan Portfolio Management team averages 23 years of investment experience.

Defend the Dividend Consistent income and stable principal over time should lead to a reduced discount to NAV. Invest in loans and bonds that we believe will generate required income, and which our research indicates are likely to maintain reasonable price stability over time. Historically, over time we have achieved a lower level of defaults than the benchmark. At year end, due to changes in relative value and the collapse of LIBOR, we reallocated capital to higher spread loans and bonds. Prior to the COVID-19 crisis, the credit environment was benign and lower-quality loans offered value due to less demand from Collateralized Loan Obligation sales. Two goals drive non-first lien allocation: Protect distribution through owning some fixed rate and call protected assets. Own highly liquid assets that can be sold quickly if required to manage leverage. Tactically, we have historically sought to mitigate discounts through sector and asset class rotation. Asset Allocation (as of June 30, 2020) 80% of assets in first lien floating-rate loans as required by prospectus. Migrated from BB-average rating to B-average rating seeking to maintain distribution and in parallel with bank loan market. Investment Strategy Designed to deliver on high current income and preservation of capital objectives

02 Fund Performance

Highlights PHD has delivered competitive long-term risk-adjusted performance NAV performance in line with peers Market performance ahead of peers Long history of protecting principal Long history of competitive risk-adjusted returns Four-layer strategy for discount management High current income Principal preservation Stability of dividend Constructive management of leverage

*Peer group: TLI, FCT, DSU, EFF, FRA, BGT, PPR, EFT, EFR, EVF, AFT, VVR, JFR, JRO, NSL, FSLF, JQC, VTA, BGB, BGX, JSD, BSL, HFRO **S&P/LSTA Leveraged Loan Total Return Index Source: Morningstar as of July 31, 2020 Performance: NAV Return NAV return has been in line with peer group NAV Return - as of July 31, 2020 1-Year 3-Year 5-Year YTD PHD -5.59% 0.66% 2.33% -7.51% Peer Group Average* -6.27% 0.43% 2.52% -8.25% Peer Group Percentile 53 40 61 48 Index** -0.87% 2.50% 3.29% -2.74%

*Peer group: TLI, FCT, DSU, EFF, FRA, BGT, PPR, EFT, EFR, EVF, AFT, VVR, JFR, JRO, NSL, FSLF, JQC, VTA, BGB, BGX, JSD, BSL, HFRO **S&P/LSTA Leveraged Loan Total Return Index Source: Morningstar as of July 31, 2020 Performance: Market Return Market return has exceeded peer group YTD and over 1-, 3-, and 5-year periods Market Return - as of July 31, 2020 1-Year 3-Year 5-Year YTD PHD -1.42% -0.29% 3.03% -8.07% Peer Group Average* -9.17% -1.81% 2.81% -13.42% Peer Group Percentile 9 23 37 5 Index** -0.87% 2.50% 3.29% -2.74%

*Peer group: TLI, FCT, DSU, EFF, FRA, BGT, PPR, EFT, EFR, EVF, AFT, VVR, JFR, JRO, NSL, FSLF, JQC, VTA, BGB, BGX, JSD, BSL, HFRO Source: Morningstar as of July 31, 2020 Performance: Downside-Upside Capture Ratio Long history of protecting principal Downside Capture Ratio - as of July 31, 2020 1-Year 3-Year 5-Year YTD PHD 162.22% 158.34% 146.38% 162.48% Peer Group Average* 158.79% 165.91% 174.09% 154.99% Peer Group Percentile 43 26 17 60 Upside Capture Ratio - as of July 31, 2020 1-Year 3-Year 5-Year YTD PHD 134.62% 122.54% 116.39% 139.95% Peer Group Average* 125.57% 125.53% 135.56% 122.86% Peer Group Percentile 40 70 83 31

*Peer group: TLI, FCT, DSU, EFF, FRA, BGT, PPR, EFT, EFR, EVF, AFT, VVR, JFR, JRO, NSL, FSLF, JQC, VTA, BGB, BGX, JSD, BSL, HFRO Source: Morningstar as of July 31, 2020 Sharpe Ratio Competitive risk-adjusted performance versus peers Sharpe Ratio - as of July 31, 2020 1-Year 3-Year 5-Year YTD PHD (0.18%) 0.00% 0.17% (0.09%) Peer Group Average* (0.24%) (0.03%) 0.18% (0.11%) Peer Group Percentile 48 48 61 48

*Peer group: TLI, FCT, DSU, EFF, FRA, BGT, PPR, EFT, EFR, EVF, AFT, VVR, JFR, JRO, NSL, FSLF, JQC, VTA, BGB, BGX, JSD, BSL, HFRO Source: Morningstar as of July 31, 2020 Standard Deviation Competitive volatility versus peers Standard Deviation - as of July 31, 2020 1-Year 3-Year 5-Year YTD PHD 22.81% 13.25% 10.46% 8.84% Peer Group Average* 21.75% 12.87% 10.60% 8.37% Peer Group Percentile 60 56 43 60

Source: CEF Connect most recent data as of Aug 26, 2020, augmented by fund filings Expense Ratio Competitive expenses versus peers

03 Fund Discount – Actively Monitored by Board of Trustees and Actively Managed by Amundi Pioneer

ACTIVE REPOSITIONING TO GENERATE A HIGH LEVEL OF INCOME: Amundi Pioneer, as manager, has historically repositioned industry segments, asset classes, and credit ratings buckets to optimally create a high level of income competitive with our peers and manage portfolio risk, seeking to reduce discount variability. PRINCIPAL PRESERVATION BY MINIMIZING DOWNSIDE CAPTURE: Historically, open-end loan fund outflows due to negative investor sentiment follow poor/volatile NAV performance, and this pattern holds true for the CEF universe. Loans are generally capped at par value (minimalizing upside capture), therefore PHD has placed a greater emphasis on downside capture seeking to assuage negative market sentiment. DIVIDEND STABILITY: Current income from floating rate loans is more sensitive to Federal Reserve interest rate policy compared to income from traditional high yield or investment grade bonds. In light of that sensitivity, we actively adjust the portfolio to try to maintain long, steady, consistent income, which we believe has contributed to the predictability of dividends.  CONSTRUCTIVE MANAGEMENT OF LEVERAGE AS A DRIVER OF RETURN: The largest driver of return for CEFs is leverage. PHD’s leverage is tied to the Fund’s NAV, and our historical avoidance of lower-quality loans has afforded us stable access to leverage. Lower-quality loans can decline significantly more than higher-quality loans in down markets, thus causing deleveraging at suboptimal times. Active Strategies to Mitigate Discount

RENEGOTIATED BANK FACILITY: Updated line in 2019 at lower spread, reduced fees, moved tenor from 3 years to evergreen. Maintain 10+ yr relationship with Scotia Bank. Structured agreement to be able to optimize 1, 3, 6 month LIBOR contracts to achieve lower funding costs. INCREASED INVESTMENT BASKET UNIVERSE: Improved Fund’s opportunity set. Greater allocation to higher yielding second lien loans. Increased non-U.S. issuer limits to act on market dislocations. DIVIDEND STABILITY: Reviewed constant dividend policy in all five listed closed-end funds managed by Amundi Pioneer, eventually electing it for one, but deemed not optimal for this Fund. Given the floating rate nature of the Fund’s assets, we have endeavored to maintain dividend stability without returning capital. SHAREHOLDER ENGAGEMENT AND OUTREACH: We hold numerous discussions with shareholders and conduct an annual performance and positioning update conference call for all shareholders to provide transparency. TACTICAL SHIFT TO HIGHER YIELDING ASSETS: In late 2019, in light of tighter spreads and leveling/declining LIBOR, we tactically shifted portfolio allocations in favor of higher yielding loans and bonds. Dividend policy and the positioning needed to maximize dividends are regularly examined by internal teams at Amundi Pioneer and reviewed by the Board of Trustees. Tangible Actions to Mitigate Discount

*Peer group: TLI, FCT, DSU, EFF, FRA, BGT, PPR, EFT, EFR, EVF, AFT, VVR, JFR, JRO, NSL, FSLF, JQC, VTA, BGB, BGX, JSD, BSL, HFRO Source: Morningstar as of July 31, 2020 Performance: Premium / Discount Historical discount in line with peers Premium/Discount Averages – as of July 31, 2020 1-Year Ave 3-Year Ave 5-Year Ave YTD Ave As of July 31, 2020 PHD -11.58% -10.33% -9.09% -11.85% -9.10% Peer Group Average* -11.31% -9.43% -8.66% -12.39% -13.42% Peer Group Percentile 39 61 61 30 9

Source: Bloomberg and S&P/LSTA as of July 31, 2020 Discount and Loan Spreads Discount to NAV is correlated to loan spreads and direction of LIBOR

Source: Bloomberg, SimFund - includes open-end active funds only. As of July 31,2020. Loan Mutual Fund Flows Premium / discount to NAV correlated to loan mutual fund flows

04 Saba’s Proxy Contest Against the Fund

We recommend shareholders preserve the Fund’s future and its viability as an investment vehicle for those investors seeking a high level of current income by opposing Saba’s self-serving proxy contest, the three candidates Saba handpicked from its nominee “bullpen,” and Saba’s potentially devastating proposal to terminate the Fund’s investment advisory agreement by voting as the Fund’s Board of Trustees recommends: Vote the WHITE proxy card FOR ALL the nominees recommended by the Fund’s Board of Trustees, Diane P. Durnin, Benjamin M. Friedman, and Kenneth J. Taubes (Proposal One) Vote the WHITE proxy card AGAINST Saba’s proposal (Proposal Two) to terminate Amundi Pioneer as the Fund’s investment adviser We believe that shareholder support on our WHITE proxy card will promote the continuity of the Fund’s oversight, governance, management, and investment strategy, which the Board believes is critical as the Board navigates the Fund through an unprecedented period of macroeconomic uncertainty and market volatility driven by heightened concerns about the COVID-19 global pandemic. The Proposals

SEC-registered investment companies, like the Fund, are highly regulated and require expert oversight to deliver strong and consistent performance Bank loans are a difficult asset class to manage as they are bilateral contracts with limited liquidity and long settlement cycles Leveraged closed-end funds require more care and skill to manage than unleveraged open-end funds because leverage entails a level of complexity not present in open-end funds The PHD Board’s highly qualified, highly credentialed, and gender-diverse slate of nominees have proven that each has the integrity, knowledge, breadth of relevant and diverse experience, and proven commitment necessary to oversee the Fund, as evidenced by the Fund’s competitive returns compared to peers In stark contrast to the Fund’s Board’s nominees, we believe that Saba’s all-male nominee slate, handpicked from the Saba nominee bullpen, lacks any relevant experience, skill sets, or competencies not already present among the current members of the Fund’s Board. Proposal 1: Election of Nominees for Class I Trustees The PHD Board’s Nominees Are Proven and Experienced Investment Company Stewards

The challenges facing investment companies have evolved Regulatory scrutiny of all financial services segments has increased Corporate governance requirements have escalated: fund boards’ oversight responsibilities have become more extensive and detailed Our nominees have navigated fund challenges with many decades of collective mutual fund industry experience, and collectively, over 20 years of Board of Trustees membership Diane Durnin ─ held senior executive roles at leading global asset manager with multiple mutual funds Ben Friedman ─ mutual fund oversight experience on Amundi Pioneer fund boards. Previously, served as chairman of Harvard Economics Department and adviser to Congressional Budget Office and Federal Reserve Bank of New York Ken Taubes ─ Chief Investment Officer of Amundi Pioneer and portfolio manager for other Amundi Pioneer funds Investors have trusted us with their savings and they deserve proven and experienced investment company stewards The PHD Board’s Nominees Deep experience overseeing SEC-registered investment companies

The PHD Board's Nominees

Tested investment professionals

Diane P. Durnin

- Experienced asset management executive who previously served as vice chair of Dreyfus, one of the world's largest asset management organizations and a subsidiary of BNY Mellon Investment Management.
- Extensive knowledge of investment product strategy and development.
- Contributes to the Board's diversity as one of four women on the Board.
- As the Board's newest member, having first joined the Board in January 2020, provides the Board with fresh insights and perspectives.

Kenneth J. Taubes

- Serves as Executive Vice President and Chief Investment Officer of Amundi Pioneer overseeing an investment staff of over 90 professionals and, as of June 30, 2020, approximately $85 billion in assets.
- Brings 40+ years of asset management experience with proven success across capabilities and strategies, including other closed-end funds.
- Deep understanding of fixed income markets and a strong performance record as a portfolio manager executing fixed income strategies both at Amundi Pioneer and previously at another asset management firm.

Benjamin M. Friedman

- Internationally renowned economist, the William Joseph Maier Professor of Political Economy at Harvard University, and former Chairman of Harvard's Department of Economics.
- Previously served as an adviser to the Congressional Budget Office and the Federal Reserve Bank of New York.
- Author and/or editor of eleven books aimed primarily at economists and economic policymakers, as well as the author of more than one hundred fifty articles on monetary economics, macroeconomics, and monetary and fiscal policy, published in numerous journals.
- Brings expertise on the impact of monetary and fiscal policy on financial markets, especially relevant to the Fund in the current market environment where uniquely disruptive, economic headwinds are being countered by equally unprecedented government intervention and stimulus.

Page 26 I Pioneer Floating Rate Trust (PHD) Presentation to Investors

Amundi Pioneer ASSET MANAGEMENT

Saba’s proposed nominees, coming from Saba’s “bullpen” of “nominees for hire,” have a history of serving as Saba’s nominees in other proxy contests against closed-end funds We believe Saba’s proposed nominees are motivated by the prospect of serving as trustees for multiple Saba closed-end fund activist campaigns Mr. Clarvit became a member of the board of trustees of a competing floating rate closed-end fund in April 2020 and was recently elected to the board of trustees of another competing floating rate closed-end fund in July 2020, in both cases as a result of proxy contests by Saba Mr. Gabriel was recently nominated to the board of trustees of a high yield closed-end fund The biographies of Saba’s proposed nominees show a total of only a few months of experience managing complex SEC-registered investment companies and they are likely unfamiliar with the Fund and its investment strategies - their biographies show career paths with little experience relevant to the Fund’s stated objective of providing high current income Saba cites Mr. Gabriel’s “expertise having founded a real estate investment firm.” However, this “real estate investment firm” appears to be a far cry from a closed-end investment fund and its asset portfolio consists of two residential properties in Jersey City, NJ that Mr. Gabriel is renovating Saba’s Proposed Nominees A combined total of 4 months of experience overseeing SEC-registered investment companies

Saba’s proposed nominees, which include no women, would, if elected, reduce the Board’s gender diversity Shareholders should question how the election of Saba’s proposed nominees could jeopardize the continuity of the Fund’s oversight and governance during an unprecedented period of macroeconomic uncertainty and market volatility Saba, to date, has not been willing to make any of its proposed nominees available for interviews by members of the Board Shareholders should question what Saba was afraid the Board might learn from interviewing Saba’s nominees Saba’s Proposed Nominees A combined total of 4 months of experience overseeing SEC-registered investment companies

Saba is seeking to terminate Amundi Pioneer’s investment advisory contract, thereby separating the Fund from the skilled professionals who have managed and administered it, which could leave the Fund adrift. Saba’s activist campaign against the Fund and its ultimate goal of monetizing the discount between the Fund’s trading price and its NAV may make taking over the management of the Fund unappealing to investment managers with resources comparable to Amundi Pioneer – a possibility acknowledged by Saba in its filing as they highlighted the risk that the Fund may ultimately need to be “internally managed.” If Amundi Pioneer was terminated as the Fund’s external manager, the Trustees would have only a short period to seek to identify a new external manager A new external manager would seek to be approved by shareholders through a second proxy solicitation, for which the shareholders would bear the expense. If no external manager is identified or approved by shareholders, the Fund could become “orphaned,” The new Trustees would need to quickly determine Who would manage the Fund? Who would administer the Fund? If Amundi Pioneer is terminated as investment manager, the Trustees would have pressing investment and organizational matters that would need to be decided and executed immediately Proposal 2: Saba Wants to Terminate Amundi Pioneer As Investment Adviser A multitude of questions

The termination of Amundi Pioneer as investment adviser could be considered a default under the Fund’s credit agreement Could the newly constituted Board of Trustees renegotiate the loan terms or find another lender before the current lender demands repayment, possibly during a market downturn? Which trustees would negotiate with the new or existing lender? Would the lender need to perform Know Your Customer checks on the fund afresh? How much would the Fund have to pay in fees to the lawyers and to the bank to renegotiate? Know Your Customer concerns: if the Fund becomes internally managed, would agent banks and counterparties require KYC checks on Saba, as Saba would beneficially own 24.76% of PHD’s shares? Would a Saba-affiliated entity be acceptable as a lender to any borrowers? If Amundi Pioneer is terminated as investment manager, the Trustees would have pressing investment and organizational matters that would need to be decided and executed immediately Proposal 2: Saba Wants to Terminate Amundi Pioneer As Investment Adviser A multitude of questions - continued

Trustee Compensation – Saba presents “Total Compensation from Pioneer Funds” for Lisa Jones and Ken Taubes as “Pioneer Employee – undisclosed”. Wrongly implies that Lisa and Ken are compensated by the funds. Lisa and Ken, as Amundi Pioneer employees (and not employees of any of the funds), are paid by Amundi Pioneer and have never received any compensation from the funds. Wrongly implies that Lisa and Ken’s compensation from Amundi Pioneer is not made public, in contravention of SEC rules. In fact, it is disclosed in the fund’s SEC filings consistent with SEC rules. “Underperformance vs. Benchmark” – Saba presents 1 year, 2 year, 3 year and Since IPO performance versus the S&P/LSTA Leveraged Loan index. This data lacks context, as Market Return and NAV Return are both competitive, and have improved since the June 30th data Saba chose to use Saba conveniently ignores the fact that fund investors pay fees for all investment products, whereas index performance does not include fees Saba conveniently ignores that the fund’s “Since IPO” underperformance was largely due to underwriting fees and weak performance by the fund’s predecessor manager, Highland Capital In reality, the PHD Board of Trustees, as strong investment company stewards, took decisive action and replaced Highland Capital with current Amundi Pioneer team Fund outperformed benchmark by 228 bps a year while being managed by current Amundi Pioneer team* Source: Morningstar, Amundi Pioneer, S&P LSTA Saba Attempts To Mislead PHD Shareholders In Saba’s filing, entitled “A Presentation to Institutional Shareholder Services, Inc.,” Saba has made statements that we believe are very misleading

05 Appendix

Joined Amundi Pioneer: 2014 Lisa M. Jones is Head of the Americas, President and Chief Executive Officer of Amundi Pioneer Asset Management USA, Inc., the U.S. Division of Amundi Asset Management. She is Trustee of the Pioneer Funds, and President and Chief Executive Officer of the Pioneer Funds. Lisa is also President of Amundi Pioneer Distributor, Inc. She is head of the US Executive Committee and US Management Committee, and a member of the Global Executive Committee. She has over 30 years of experience in global financial services developing and building asset management businesses. In 2016 and 2020, Lisa received the Top Women in Asset Management Award from Money Management Executive. Prior to joining Amundi Pioneer, Lisa was Global Head of Distribution at Morgan Stanley Investment Management (MSIM) and President of MSIM Distribution Inc. In this role, she oversaw all MSIM distribution channels globally, including retail and institutional. Prior to that, Lisa was Head of the Global Institutional Division at Eaton Vance Management. She also spent more than 16 years at MFS Investment Management in leadership roles across both retail and institutional divisions. She began her career at E.F. Hutton & Co. in New York. Lisa is a member of the Board of Governors of the Investment Company Institute and a member of the MIT Sloan Finance Group Advisory Board at MIT Sloan School of Management. Lisa has served on other boards such as the Foreign Policy Association in New York, the Advisory Board of the Institutional Investor Institute and the Board of Fellows at Trinity College in Hartford, CT. She is also a former trustee at the Pingree School Board of Trustees in South Hamilton, MA. She has a B.A. in Economics from Trinity College. Biographies Lisa M. Jones

Joined Amundi Pioneer: 1998 Investment Experience: Since 1983 Ken Taubes is Chief Investment Officer, US and a Portfolio Manager at Amundi Pioneer Asset Management, Inc. As Chief Investment Officer, Ken oversees US fixed income, equity, and multi-asset teams, including portfolio management, fundamental research and trading. In addition, Ken leads the day-to-day investment activities of the US fixed income team and is a Portfolio Manager on a number of fixed income multi-sector portfolios. Ken is Chairman of the US Investment Committee, and a member of the US Executive Committee and US Management Committee. He also is a Trustee of the Pioneer Funds, which oversees Amundi Pioneer’s US-registered portfolios. Prior to joining Amundi Pioneer in 1998, Ken was a Senior Vice President and Senior Portfolio Manager at Putnam Investments. Ken also served as Senior Vice President and Corporate Treasurer of Home Owners Savings Bank in Boston, a large New England thrift holding company and one of the nation’s largest mortgage banks, where he worked from 1986 to 1990. He began his career in 1980 as a treasury officer with Bank of New England’s international treasury division. Ken received a Bachelor of Science in accounting from Syracuse University’s Utica College and an M.B.A. from Suffolk University in Boston. Biographies Ken Taubes

Joined Amundi Pioneer: 2019 Investment Experience: Since 1989 Christine Todd, CFA is Senior Managing Director and Head of Fixed Income, US. She supervises all fixed income portfolio management and research activities for Amundi Pioneer in the US, and leads a team of approximately 50 investment professionals who manage a wide range of US and global fixed income portfolios for institutional and retail clients worldwide. She is a member of the US Investment Committee, US Executive Committee and US Management Committee. She is based in Boston and reports to Ken Taubes, Chief Investment Officer, US. Christine is an experienced and well-regarded leader in fixed income, with 30 years of industry experience. She was previously President of Neighborly Investments in Boston, a technology-driven impact investment manager focused on customized municipal bond portfolios for institutional and high net worth investors. Prior to Neighborly, Christine was President of Standish Mellon Asset Management, a leading fixed income asset management firm, from 2012 until 2017. She headed Standish Mellon’s $30 billion Tax Sensitive investment platform since 2001, and also led its $15 billion Insurance investment platform. In this role, she managed portfolio management, credit research, trading, client relations, and was a significant driver of sales and marketing for tax sensitive and insurance multi-strategy solutions. Prior to joining Standish Mellon in 1995, she was a portfolio manager, trader and analyst at Gannett Welch & Kotler, a Boston investment firm. Christine has a B.A. from Georgetown University and an M.B.A. from Boston University. She is a Chartered Financial Analyst. She serves on the Board and Fintech Committee of the CFA Society of Boston, and is active in the Boston Security Analysts Society and National Federation of Municipal Analysts. She is a Trustee of Dedham Institution for Savings and the Fessenden School, both in Massachusetts. Biographies Christine Todd

Joined Amundi Pioneer: 2006 Investment Experience: Since 1994 Jonathan Sharkey is Senior Vice President, Portfolio Manager, and member of the High Yield team based in Boston. He specializes in bank loans and floating rate securities, and manages US and global floating rate and leveraged loan strategies for retail and institutional clients. Prior to joining Amundi Pioneer, Jonathan spent four years with Putnam Investments where he was a Corporate Bond and Bank Loan Analyst, three years with Cypress Tree Investments where he was a Principal and Bank Loan Analyst, and five years with BankBoston as Vice President, Relationship Manager. In addition, between attaining his primary degree and undertaking his M.B.A., he spent five years in banking as a manager in operational roles. Jonathan received a B.A. in Economics and Government from Bowdoin College and an M.B.A. in Finance and Marketing from the University of Notre Dame. Biographies Jonathan Sharkey

Forwarding-Looking Information This presentation is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This presentation may contain statements regarding plans and expectations for the future that constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and such statements are intended to qualify for the safe harbors from liability established by the PSLRA. All statements other than statements of historical fact are forward-looking and can sometimes be identified as such by the context of the statements, including words such as “believe,” “could,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “should,” “intend,” “possible,” “continue” “project,” “estimate,” “guidance” and other similar terms and phrases, whether in the negative or affirmative, although not all forward-looking statements include these words. Similarly, statements that describe the objectives, plans, or goals of the Fund or its investment adviser are forward-looking, including plans to drive investment returns, create shareholder value, and narrow the gap between the Fund’s per share trading price and its per share net asset value, the Fund’s ability continue to deliver high current income in line with its objective, the potential impact of Saba’s nominees being elected to the Fund’s Board of Trustees, and the potential impact on the Fund of Amundi Pioneer being terminated as investment advisor. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections and management’s current beliefs and assumptions and are subject to various risks and uncertainties that could cause actual results, performance, and events to differ materially from those described in the Fund’s forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Fund’s Annual Report to Shareholders on Form N-CSR for the fiscal year ended November 30, 2019, and its subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, the Fund undertakes no obligation to revise these statements, whether to reflect new information or the occurrence of unanticipated events or otherwise, following the date of this presentation. Disclaimers

Important Additional Information And Where To Find It The Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company are deemed participants in the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the 2020 Annual Meeting of Shareholders. On August 3 , 2020, the Fund filed a definitive proxy statement and an accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders. Information regarding the names of the Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company and their respective direct or indirect interests in the Fund by security holdings or otherwise can be found in such definitive proxy statement , including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY THE FUND WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION . Shareholders may obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by the Fund with the SEC for no charge at the SEC ’s website at www.sec.gov. Copies will also be available free of charge at the Fund’s website at https://www.amundipioneer.com/us, by writing to the Fund’s Secretary at Pioneer Floating Rate Trust, 60 State Street, Boston, Massachusetts 02109, or by contacting the Fund’s investor relations department at 1.800.859.8508. Disclaimers

No Consents Sought or Obtained The Fund has neither sought nor obtained the consent from any third party to use any statements or information contained in this presentation that have been obtained or derived from statements made or published by any such third party. Any such statements or information should not be viewed as indicating the support of any such third party for the views expressed herein. Disclaimers